UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  May 27, 2011

TENNESSEE GAS PIPELINE COMPANY
(Exact name of Registrant as specified in its charter)

Delaware	1-4101	74-1056569
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    On May 27, 2011, we, El Paso Corporation, our parent company (“El Paso”), and El Paso Natural Gas Company ("EPNG") entered into a $1.25 billion Fourth Amended and Restated Credit Agreement (“Credit Agreement”) and a Fourth Amended and Restated Security Agreement (“Security Agreement”), each of which is attached as an exhibit hereto and incorporated herein by reference. The several banks and other financial institutions that are parties to these agreements are identified in the exhibits hereto.  These agreements amended and restated our existing $1.5 billion credit facility and related security agreement.

    The Credit Agreement provides for a $1.25 billion revolving credit facility, the entire amount of which may be used for loans and $750 million of which may be used for letters of credit.

    Pursuant to the terms of the Security Agreement, all obligations under the Credit Agreement are secured by certain inter-company receivables and by pledges of El Paso’s interests in us, EPNG, and El Paso Pipeline GP Company, L.L.C.  El Paso and certain of its subsidiaries also guarantee all of the borrowings under the Credit Agreement.

    The revolving credit facility matures in May 2016.  At closing, approximately $125 million of revolving loans and $255 million of letters of credit were outstanding under the revolving credit facility.

    Revolving loans are priced at LIBOR plus a margin currently equal to 2.25 percent and outstanding letters of credit, which are considered usage of the revolving credit facility, are currently priced at 2.25 percent plus an additional fronting fee of up to 0.20 percent.  An annual commitment fee currently equal to 0.45 percent is paid on any unused revolving credit capacity.

    This Credit Agreement contains covenants limiting the ability of us, El Paso, and our affiliated pipeline company borrower to: (1) grant certain liens; (2) enter into certain merger or consolidation transactions; (3) dispose of certain assets; (4) enter into certain transactions with affiliates; and (5) enter into certain other restrictive agreements. Furthermore, the current debt limitations on each pipeline company borrowers, us and EPNG, will continue, which includes a restriction on each pipeline company borrower's incurrence of incremental borrowings if such debt would cause its ratio of Debt to Consolidated EBITDA to exceed 5.0 to 1.0. Under the terms of the Credit Agreement, El Paso may sell interests in both us and EPNG to its affiliate, El Paso Pipeline Partners, L.P. (“EPB”), provided that the effective percentage interest in us transferred to EPB plus the effective percentage interest in EPNG transferred to EPB does not exceed 100%.

    This Credit Agreement also requires El Paso to satisfy certain financial covenants at the end of each fiscal quarter, including:

    (1) its ratio of Debt and Guaranties minus unrestricted cash to Consolidated EBITDA, all as defined in the Credit Agreement, shall not exceed 5.25 to 1.0 at any time until maturity, and

    (2) its ratio of Consolidated EBITDA to interest expense and dividends paid shall not be less than 2.0 to 1.0 at any time until maturity.

    Pursuant to the terms of the Credit Agreement, the following shall constitute events of default under the Credit Agreement:
•	a failure to pay principal or interest on any loan under the credit agreement;
•	if a representation or warranty is proven to be incorrect when made;
•	a change of control
•	the failure to observe or perform covenants or agreements within the time periods specified;
•	bankruptcy or insolvency events;
•	the entry of one or more judgments for the payment of money in an aggregate uninsured amount greater than $100,000,000 that remains undischarged for 60 days; or
•
failure to pay any Debt or Guaranty or Hedging Agreement (each as defined in the Credit Agreement) in an aggregate principal amount of $200,000,000 or more and such failure shall continue after the applicable grace period.

On and after the date that the Loans under the Credit Agreement are assigned an investment grade rating by Standard & Poor’s Financial Services LLC or Moody’s Investors Service, Inc., the collateral will be released and certain covenants will no longer apply.

    If an event of default occurs, then the lenders may: (1) terminate their commitments under the Credit Agreement; (2) declare any outstanding loans under the Credit Agreement to be immediately due and payable; and (3) foreclose on the collateral.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

    See description above in Item 1.01.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1
Fourth Amended and Restated Credit Agreement, dated as of May 27, 2011, among El Paso Corporation, El Paso Natural Gas Company and Tennessee Gas Pipeline Company, as Borrowers, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders.

10.2
Fourth Amended and Restated Security Agreement, dated as of May 27, 2011, among El Paso Corporation, the persons  referred to therein as Pipeline Company Borrowers, the persons referred to therein as Subsidiary Grantors, and JPMorgan Chase Bank, N.A., as Collateral Agent and Depository Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TENNESSEE GAS PIPELINE COMPANY

	By:	/s/ Rosa P. Jackson
Rosa P. Jackson
Vice President and Controller
(Principal Accounting Officer)

Dated: June 3, 2011.

EXHIBIT INDEX

Exhibit Number	Description

10.1
Fourth Amended and Restated Credit Agreement, dated as of May 27, 2011, among El Paso Corporation, El Paso Natural Gas Company and Tennessee Gas Pipeline Company, as Borrowers, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent for the Lenders.

10.2
Fourth Amended and Restated Security Agreement, dated as of May 27, 2011, among El Paso Corporation, the persons  referred to therein as Pipeline Company Borrowers, the persons referred to therein as Subsidiary Grantors, and JPMorgan Chase Bank, N.A., as Collateral Agent and Depository Bank.